UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Forbes Energy Services Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2013
Dear Fellow Shareholder:
The accompanying proxy is solicited by the Board of Directors of Forbes Energy Services Ltd., a Texas corporation (the “Company”), for use at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Tuesday, July 9, 2013 at 8:00 a.m., Central Daylight Savings Time, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy form provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy form without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board of Directors’ recommendations.
This booklet includes the Notice of Annual Meeting of Shareholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Shareholders and Proxy Statement and to ask questions about our operations and the Company.
Our 2012 Annual Report to Shareholders, which is not part of the Proxy Statement, provides additional information regarding our financial results for the fiscal year ended December 31, 2012. A copy of our 2012 Annual Report to Shareholders is available at www.forbesenergyservices.com or may be requested from our Assistant Secretary as described elsewhere in the Proxy Statement.
The shares represented by each valid proxy received by the Company on the form solicited by the Board of Directors will be voted in accordance with instructions specified on the proxy. A shareholder giving a duly executed proxy may revoke it before it is exercised by filing with or transmitting to the Assistant Secretary of the Company an instrument or transmission revoking it, or a duly executed proxy bearing a later date.
In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, or the Internet. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.
All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.
It is important that your shares are represented at the Annual Meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and return the proxy form as promptly as possible in the envelope provided, or submit your proxy by Internet, as described in the proxy form. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.
On behalf of our Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ John E. Crisp
John E. Crisp
Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 30, 2013
Notice is hereby given that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Forbes Energy Services Ltd., a Texas corporation (the “Company”), will be held on Tuesday, July 9, 2013 at 8:00 a.m., Central Daylight Savings Time, in the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	to elect a board of seven directors, each to serve until our next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	to ratify the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3.	to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.
All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each shareholder’s vote is counted at the Annual Meeting, shareholders are requested to complete, sign, date and return the proxy form provided to you as promptly as possible in the envelope provided, or to submit their proxy by Internet, as described in the proxy form previously mailed to you. Shareholders attending the Annual Meeting may vote in person even if they have previously submitted their proxy authorization.
Only shareholders of record as of the close of business on May 15, 2013 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such shareholders shall be open to the examination of any shareholder of record at the Company’s offices during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board of Directors,

/s/ L. Melvin Cooper
L. Melvin Cooper
Assistant Secretary
Alice, Texas
April 30, 2013
IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE PROXY FORM IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. SUBMITTING YOUR PROXY AUTHORIZATION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS. IF SO, SIGN AND RETURN EACH OF THE PROXY FORMS YOU RECEIVE OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AUTHORIZATION AT ANY TIME BEFORE ITS USE.

Forbes Energy Services LTD
3000 South Business Highway 281
Alice, Texas 78332

PROXY STATEMENT
April 30, 2013

General Information
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Forbes Energy Services Ltd. (“FES Ltd” or the “Company”), for the 2013 Annual Meeting of Shareholders to be held on July 9, 2013, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and proxy form are first being sent or made available to shareholders on or about May 15, 2013.
Record Date and Voting Securities
Shareholders of record as of the close of business on May 15, 2013 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of April 25, 2013, there were 21,354,409 shares of our common stock issued and outstanding. Each outstanding share of common stock is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.
Shareholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting, or by proxy submitted by mail or Internet as described on the notice and access form.
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.
The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Thus, broker non-votes and abstentions will have no effect on the election of directors.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to approve the proposal relating to the ratification of the reappointment of the Company’s independent registered public accounting firm. Shares represented at the Annual Meeting that abstain with respect to this proposal will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against the ratification of the reappointment of independent registered public accounting firm. Broker non-votes will not be treated as shares represented at the Annual Meeting and are not entitled to vote for purposes of such proposals, and therefore will have no effect.
Quorum
Except as may be otherwise required by law or the Company’s Certificate of Formation (“Certificate of Formation”) or Amended and Restated Bylaws (“Bylaws”), the holders of a majority of the Company’s shares of common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the shareholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will be Voted on Actions to be Taken
The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.
Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications, your proxy representing our common stock will be voted:

•	“FOR” each of the proposed director nominees; and

•	“FOR” the ratification of the reappointment of independent registered public accounting firm.
We expect no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.
Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.
Proxy Solicitation
We will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means. We may choose to engage a paid proxy solicitor to solicit proxies for the Annual Meeting, but have not yet done so.
Shareholder Proposals
If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to the Assistant Secretary, Forbes Energy Services Ltd., 3000 South Business Highway 281, Alice, Texas 78332, by no later than December 31, 2013.
If you want to present a proposal at the 2014 Annual Meeting of Shareholders in person but do not wish to have it included in our proxy statement, you must submit it in writing to our Assistant Secretary, at the above address, by April 10, 2014 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact our Assistant Secretary for a copy of our Bylaws.
Pursuant to the rules of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the designated proxies may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2013 Annual Meeting if the shareholder making the proposal has not given the Company timely notice of such proposal.
Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
Each year in connection with the annual meeting of shareholders, we are required to send to each shareholder of record a notice and access form to the proxy statement and annual report, and to arrange for a proxy statement and annual report to be provided to each beneficial shareholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some shareholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of notice and access forms to shareholders who share the same address. Shareholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:
Shareholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 3000 South Business Highway 281, Alice, Texas 78332, by telephone at (361) 664-0549 or by e-mail at lwilson@ForbesEnergyServices.com.

Beneficial Shareholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Company shareholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.
Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each shareholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each shareholder sharing your address in the future, you may contact the Company by mail at 3000 South Business Highway 281, Alice, Texas 78332, by telephone at (361) 664-0549 or by e-mail at lwilson@ForbesEnergyServices.com.
Proposal No. 1 – Election of Directors
The Board of Directors has nominated as directors the seven persons named below, all of whom have been nominated to serve as directors until the next annual meeting of shareholders or until their successors are duly elected and qualified. If any nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board of Directors may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.
The name, age as of April 25, 2013, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills that support the conclusion of the nominating and corporate governance committee that such nominee for director should serve as a director of the Company are set forth below.
Dale W. Bossert, 68, was elected as a director upon the Company’s formation effective April 11, 2008, and has served as a director of Forbes Energy Services LLC (“Forbes LLC”), a Delaware subsidiary of the Company since March 20, 2008. Since its inception on May 1, 2006, Mr. Bossert has served as a director of GasFrac Energy Services. In August 2010, GasFrac Energy Services conducted a Canadian initial public offering and was listed on the Toronto Stock Exchange (the “TSX”). Mr. Bossert served as the Chairman of the Board and a director of Turnkey E&P Inc. (“Turnkey”), a company listed on the TSX, from July 2007 to February 2010, and served as a director of Keeper Resources Inc., a company that was listed on the TSX, from September 2004 until its sale in May 2008. Prior to his service as Chairman of the Board and director of Turnkey, he was its President and Chief Executive Officer for from December 2004 to July 2007. On November 17, 2008, the principal operating subsidiary of Turnkey filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Turnkey was subject to a cease trade order by the Alberta Securities Commission on December 14, 2009 and received cease trade orders from other Canadian securities commissions subsequently. Mr. Bossert resigned as a director of Turnkey on February 14, 2010. Mr. Bossert has served as the President of DWB Oil and Gas Consulting Ltd. from July 2002 to present. Mr. Bossert has approximately 47 years of experience in the upstream oil and natural gas industry and has held various positions with Amoco Corporation in Calgary, Alberta, and Chicago, Illinois, and with Union Pacific Resources Company in Calgary, Alberta, Denver, Colorado, and Fort Worth, Texas. Mr. Bossert has worked for or acted as a consultant to a number of U.S. based energy companies, including Celsius Energy Company, Chesapeake Energy Corp. and Bass Enterprises.
Mr. Bossert’s significant experience, as both a director and an executive officer, with companies in the oil and gas industry, gives him critical insights to the issues presently facing the Company.
Travis H. Burris, 51, was elected as a director upon the Company’s formation effective April 11, 2008, and since the reorganization of the Company’s predecessor limited liability companies under a Delaware holding company, Forbes LLC, effective January 1, 2008 (the “Delaware Reorganization”), has served as a director of Forbes LLC. Since February 2012, Mr. Burris has served as a director of ZaZa Energy, LLC, a NASDAQ listed company, and chairman of its compensation committee. Mr. Burris also serves as the Chairman of the board of directors for several private companies, including: Agrow Credit Corporation, Inc., where he has been a director since 1995; Cash Box Pawn, Inc., where he has been a director since 2000; and Producers Ag Finance, where he has been a director since 2001. Mr. Burris’ past service on boards of director includes service as the Chairman of the Board of Falfurrias State Bank from 2001 to 2010, as a director of Mesquite Helicopter Service, Inc. from 1994 to 2008, as a director of Mesquite Aviation from 1998 to 2008, as a director of Resonant Technology from 2006 to 2012, and, from 1990 to 2007, as the founder and Chairman of the Board of Alice Loan Company, a real estate development company. Mr. Burris has been President, Chief Executive Officer and a director of Texas Champion Bank since 1987, Founder, and President of G. and G. Loan Company since 1991, and has significant ownership stakes in various ranching and real estate investment businesses.
     Mr. Burris’ experience in finance and banking gives him a broad understanding of the financial structure of the Company and a familiarity with the financial markets available to the Company. Further, Mr. Burris’ work as a director of numerous businesses has given him valuable experience in corporate oversight that he applies to his work on the Board.
John E. Crisp, 51, is the President and Chief Executive Officer of the Company and was appointed to such offices and elected as a director and Chairman of the Board upon the Company’s formation effective April 11, 2008, and since the completion of the Delaware

Reorganization on January 1, 2008, has been the Chairman of the Board, President and Chief Executive Officer of Forbes LLC. Since their reorganization as Delaware limited liability companies in June 2007, Mr. Crisp has served as an executive officer of each of TX Energy Services, LLC, C.C. Forbes, LLC and Superior Tubing Testers, LLC, the entities that now serve as the principal operating subsidiaries of the Company (our “Operating Subsidiaries”). Prior to that time, Mr. Crisp helped found the predecessor entities of the Operating Subsidiaries in 2003 and was Director of Operations of one such predecessor entity, TX Energy Services, L.P., from its founding until the reorganization of the Operating Subsidiaries as Delaware limited liability companies in June 2007. Prior to assisting in the founding of the predecessor entities to the Operating Subsidiaries in 2003, Mr. Crisp was a Division Manager at Key Energy from 1998 to 2003. Key Energy acquired Dawson Production Services (“Dawson”) shortly after Dawson acquired Hellums Services, Inc. in 1998. Mr. Crisp became a partner of Hellums in 1995, after serving as their Equipment and Safety Manager from 1990, and served in the same capacity until it was sold to Dawson in 1998, at which time Mr. Crisp was serving as a district manager. Mr. Crisp started in the energy industry in 1978, working as an equipment operator. Mr. Crisp has over 30 years of oilfield services industry experience and has twice before founded, built and later sold oilfield service businesses. Mr. Crisp currently serves as a director of both Texas Champion Bank and Brush Country Bank. He also serves in various management capacities with regard to the business ventures described under “Certain Relationships and Related Transactions” beginning on page 24 of this proxy statement.
Mr. Crisp is one of the founders of the Company and its Chief Executive Officer. As such, Mr. Crisp has a thorough understanding of the Company, its operations and the industry in which it operates. Under his leadership, the Company has grown from a small South Texas company to a major North American provider of production and well services. Mr. Crisp’s knowledge of the Company, combined with his long experience working in the oilfield services industry make him an indispensable member of the Board.
Charles C. Forbes, Jr., 59, is the Company’s Executive Vice President and Chief Operating Officer and was appointed to such offices and elected as a director upon the Company’s formation effective April 11, 2008, and since the Delaware Reorganization, has been a director and the Executive Vice President and Chief Operating Officer of Forbes LLC. Since their reorganization as Delaware limited liability companies in June 2007, Mr. Forbes has served as an executive officer of each of our Operating Subsidiaries. Prior to that time, Mr. Forbes helped found the predecessor entities of the Operating Subsidiaries in 2003 and was Director of Operations of one such predecessor entity, C.C. Forbes, L.P. from its founding until the reorganization of the Operating Subsidiaries as Delaware limited liability companies in June 2007. Prior to assisting in the founding of the predecessor entities to the Operating Subsidiaries in 2003, Mr. Forbes founded Forbes Oil & Gas Company, an independent exploration and production company, in the mid-1980s which he continues to operate. From 1998 to 2003, Mr. Forbes served as a consultant to various independent oilfield services companies in South Texas. Mr. Forbes started in the oilfield services industry with Otis Engineering doing workover and wireline work. Mr. Forbes purchased Hellums Services, Inc. in 1995, which was acquired by Dawson Production Services in 1998. Mr. Forbes started O.K. Well Service in 1978 with three rigs and sold it to Pride Petroleum Services in 1990, when the company had 22 workover rigs, 12 swabbing rigs and 6 winch trucks with approximately 145 employees. Mr. Forbes managed the operations of oil and natural gas leases from 1980 through 2006 and various salt water disposal wells from 1980 through 2006. Mr. Forbes has over 35 years of oilfield services industry experience and has founded, built and later sold oilfield services businesses for the past 19 years. Mr. Forbes also serves in various management capacities with regard to the business ventures described under “Certain Relationships and Related Transactions” beginning on page 24 of this proxy statement.
Mr. Forbes is one of the founders of the Company and its Chief Operating Officer. He has detailed knowledge of the operations of Company. This combined with Mr. Forbes’ over 35 years of experience in the oilfield industry allow him to make significant contributions to the work done by the Board.
Janet L. Forbes, 58, was elected as a director upon the Company’s formation effective April 11, 2008, and since the Delaware Reorganization, has served as a director of Forbes LLC. In 2003, Ms. Forbes was a founding investor in the predecessor entities to our Operating Subsidiaries. Prior to that, Ms. Forbes was a partner and Chief Financial Officer of O.K. Well Service from 1978 until it was sold to Pride Petroleum Services in 1990. When such company was sold, it had 22 workover rigs, 12 swabbing rigs and 6 winch trucks with approximately 145 employees. Ms. Forbes was the Managing Director and owner of CJC Ventures, LLC, a salon company, from January 2007 until the company’s dissolution in 2010.
As one of the founders of the Company, Ms. Forbes has an understanding of the history of the Company and a vision of its potential. Her experience in the oilfield services industry has given her leadership skills that make her a valuable resource for the Board. Further, as one of the larger shareholders of the Company, Ms. Forbes is able to ensure that the interests of the shareholders are adequately represented on the Board.
Ted A. Izatt, 56, joined the Board in August 2012. He has more than 28 years of financial experience. Since September 2010, he has served as Chief Investment Officer for Quantum Resource Impact, LLC, focusing on acquisitions and capital plays in the oil sector. In addition to this position, Mr. Izatt served as Quantum Resource Impact, LLC’s Chief Financial Officer and Principal Financial Analyst from October 2008 through August 2010. Between August 2008 and October 2008, Mr. Izatt was an independent investor. Prior to joining Quantum Resource Impact, LLC, Mr. Izatt served as Senior Managing Director of Bear Stearns’ fixed income research department, from March 2004 to August 2008. From July 1997 to February 2004, Mr. Izatt worked as Senior Vice President with Lehman Brothers, covering the global oil and gas sector as an analyst. Prior to that, Mr. Izatt worked as a managing director of Moody’s Investors Service, where he ran its Global Oil and Gas Group, from February 1992 to June 1997. During that period, he covered the global high grade and crossover energy and basic materials industries and, for many years, was ranked by Institutional Investor as the top high-grade fixed income energy analyst. Mr. Izatt also currently serves as a member of the board of directors of Quantum Reservoir Impact, LLC, a privately-held company.
Mr. Izatt’s significant experience, as a director, chief investment officer and chief financial officer, with a company in the oil and gas industry and his years of experience in the financial industry, give him a deep understanding of the issues presently facing the Company and brings added financial expertise to the Board.
William W. Sherrill, 86, was elected as a director upon the Company’s formation effective April 11, 2008, and since the Delaware Reorganization, has served as a director of Forbes LLC. Mr. Sherrill has extensive experience in both operations and finance. In addition to his active business interests, Mr. Sherrill has taught Entrepreneurship as an Executive Professor at the University of Houston’s Bauer College of Business Administration since September 1990 and has been Chairman of the Center for Entrepreneurship and Innovation, now the Wolfs Center for Entrepreneurship, at that university since September 1993, which has been ranked in the top three in the nation for the last five years among similar programs at other universities. Mr. Sherrill has been an Adjunct Professor at the Cullen College of Engineering. From March 1972 to April 1974, Mr. Sherrill was President of Associates Corporation of North America. Mr. Sherrill has served as a director of Gulf and Western and Dasa Company. In addition, Mr. Sherrill was a director of the Federal Deposit Insurance Corporation, a Commissioner to the United Nations Commission for UNESCO (the United Nations Educational, Scientific and Cultural Organization), a Governor of the Federal Reserve System in Washington D.C., Treasurer of the City of Houston, President of a commercial bank, Executive Vice President of a savings and loan association, and President of a federal credit union. Mr. Sherrill holds an MBA from Harvard Graduate School of Business Administration, with Distinction in Finance and Manufacturing.
Mr. Sherrill brings to the Board expertise in areas of business and finance. His long experience, both in industry and academia, allows him to provide critical advice to the Board with regard to key issues facing the Company. His leadership skills allow him to serve effectively as our Lead Independent Director and Chairman of the Audit Committee.
The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors.
The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of each of the nominees.
Board Structure, Risk Oversight, Committee Composition and Meetings
The Company’s Bylaws provide for a Board consisting of seven directors, which is the current number of directors of the Company. During 2012, our Board of Directors held six meetings and took action by unanimous written consent six times. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of each committee of the Board on which they served for the portion of the year during which they served. The Board intends to meet at least quarterly every year. The Company has established Corporate Governance Guidelines, which may be found on the Investor Relations page of the Company’s website, www.forbesenergyservices.com. The Board has not approved a written position description for the Chairman of the Board. The Board delineates the role and responsibilities of Chairman of the Board by reference to the Corporate Governance Guidelines. The Board has approved a written position description for the Chief Executive Officer of the Company.
Since the founding of the Company in April 2008, Mr. Crisp has served as both the Chief Executive Officer and the Chairman of the Board and Mr. Forbes has served as both the Chief Operating Officer and a director. Mr. Crisp and Mr. Forbes both played a key role in the founding of the Company and are critically involved in the day-to-day operations of the Company. We believe that the optimal leadership structure for the Company is to have these founders and executive officers assume roles on the Board, including Chairman, in the case of Mr. Crisp. We believe that this structure will avoid duplication of efforts and provide clear leadership for the Company.
As a result of the Company’s common stock being listed on the NASDAQ Global Market on August 16, 2011, the Board of Directors applies NASDAQ rules when determining director independence. The Board has determined that Dale W. Bossert, Travis H. Burris, Ted A. Izatt and William W. Sherrill are independent directors as defined by NASDAQ. John E. Crisp and Charles C. Forbes, Jr. are not independent directors as each of such directors are executive officers of the Company and have interests in certain related party transactions that are described in the section titled “Certain Relationship and Related Transactions” below. Ms. Forbes also has interests in certain related party transactions described below and for that reason is not considered an independent director with regard to NASDAQ. Although John E. Crisp, the Chairman of the Board, is not an independent director, William W. Sherrill, the Lead Independent Director, is independent. The primary responsibility of the Lead Independent Director is to provide independent leadership. At present, as noted above, a majority of our directors are independent as defined by NASDAQ and as required by NASDAQ rules.
Committees of the Board of Directors
The Board has established three Board committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The Board has not approved written position descriptions for the chair of each Board committee. The Board delineates the role and responsibilities of each such position by reference to their respective charters. The information below summarizes the functions of each of the committees in accordance with their charters.

Audit Committee
The audit committee has been structured to comply with the requirements of Section 3(a)(58)(A) of the Exchange Act. The Board has determined that the audit committee members have the appropriate level of financial understanding and industry specific knowledge to be able to perform the duties of the position, are financially literate and have the requisite financial sophistication as required by the applicable listing standards of NASDAQ, and qualify as audit committee financial experts as defined in Item 407(d)(s)(ii) of Regulation S-K under the Exchange Act. The charter of the audit committee of the Company may be found on the Investor Relations page of the Company’s website, www.forbesenergyservices.com.
The audit committee, as permitted by, and in accordance with, its charter, is responsible to periodically assess the adequacy of procedures for the public disclosure of financial information and review on behalf of the Board, and report to the Board, the results of its review and its recommendation regarding all material matters of a financial reporting and audit nature, including, but not limited to, the following main subject areas:

•	financial statements, including management’s discussion and analysis thereof;

•	financial information in any annual information form, proxy statement, prospectus or other offering document, material change report, or business acquisition report;

•	press releases regarding annual and interim financial results or containing earnings guidance;

•	internal controls;

•	audits and reviews of financial statements of the Company and its subsidiaries; and

•	filings with securities regulators containing financial information, including filings under Forms 10-K and 10-Q.
The audit committee is responsible to ensure satisfactory procedures for receipt, retention, and treatment of complaints and for the confidential, anonymous submission by employees regarding any accounting, internal accounting controls or auditing matters. Pursuant to these responsibilities, the audit committee monitors the Company’s employee hotline for the submission of such issues. The Board is informed of the audit committee’s activities by reports delivered to the Board.
The audit committee is responsible to appoint and set the compensation for the independent registered public accounting firm annually and to review and evaluate such external auditor. This external auditor reports directly to the audit committee. The audit committee is responsible to establish the Company’s hiring policies regarding current and former partners and employees of the external auditor. In addition, the audit committee is responsible to pre-approve all audit and non-audit services undertaken by the external auditor.
The audit committee has direct responsibility for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services, including the resolution of disagreements between the external auditor and management.
The audit committee meets at least once per fiscal quarter to fulfill its responsibilities under its charter and in connection with the review of the Company’s quarterly and annual financial statements. In 2012, the audit committee met five times. The audit committee is comprised of Dale W. Bossert, Travis H. Burris, Ted A. Izatt and William W. Sherrill, each of whom is independent under the rules of NASDAQ, satisfies the financial literacy requirements of NASDAQ and qualifies as an audit committee financial expert under the Exchange Act. Mr. Sherrill is the chair of the audit committee.
Compensation Committee
The compensation committee’s role is to assist the Board in fulfilling its responsibilities relating to matters of human resources and compensation, including equity compensation, and to establish a plan of continuity and development for the Company’s senior management. The compensation committee operates under a written charter adopted by the Board. The compensation committee periodically assesses compensation of the Company’s executive officers in relation to companies of comparable size, industry and complexity, taking the performance of the Company and such other companies into consideration. The compensation committee reviews and approves the compensation of the Company’s executive officers. In addition, the compensation committee will, as appropriate, review and approve public or regulatory disclosure respecting compensation, including the Compensation Disclosure and Analysis, and the basis on which performance is measured. The compensation committee has the authority to retain and compensate any outside adviser as it determines necessary to permit it to carry out its duties. The compensation committee has not to date engaged the services of any executive compensation consultant, provided that in 2012, BDO USA, LLP was engaged to provide a study of compensation programs for directors and executive officers offered by a broad peer group. The compensation committee may not form or delegate authority to subcommittees without the prior approval of the Board.
The compensation committee is comprised of Dale W. Bossert, Travis H. Burris, and William W. Sherrill, all of whom are independent under the rules of NASDAQ. In 2012, the compensation committee met six times. The compensation committee meets as necessary. Mr. Burris is the chair of the compensation committee.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s charter provides that the responsibilities of such committee include:

•	establishing and reviewing member characteristics for the Board;

•	evaluating, identifying and recommending nominees to the Board;

•	considering written recommendations from the shareholders of the Company for nominees to the Board;

•	recommending directors to serve as committee members and chairs;

•	reviewing and developing corporate governance guidelines, policies and procedures for the Board;

•	reviewing disclosure by the Company of matters within the committee’s mandate; and

•	reviewing and evaluating the committee’s charter and efficacy.
The nominating and corporate governance committee is responsible for, among other things, identifying and recommending potential candidates for nomination to the Board. The identification of potential Board members is undertaken with a view to ensuring overall diversity of experience, backgrounds, skills, and geographic representation of Board members. The nominating and corporate governance committee receives advice from the Board and will consider written recommendations from the shareholders of the Company respecting individuals best suited to serve as directors, and, when necessary, develops its own list of appropriate candidates for directorships.
The nominating and corporate governance committee is comprised of Dale W. Bossert, Travis H. Burris, Ted A. Izatt and William W. Sherrill, all of whom are independent under the rules of NASDAQ and the TSX. The nominating and corporate governance committee met three times in 2012. The nominating and corporate governance committee meets at least annually, and otherwise as necessary. Mr. Bossert is the chair of the nominating and corporate governance committee.
Availability of Committee Charters and Other Information
The charters for our audit, compensation, and nominating and corporate governance committees, as well as our Corporate Governance Guidelines, Employee Code of Conduct (which applies to all employees), and Code of Business Conduct and Ethics for Members of the Board of Directors, can all be found, free of charge, on the Investor Relations page of the Company’s website, www.forbesenergyservices.com. We intend to disclose any changes to or waivers from the Employee Code of Business Conduct and Ethics that would otherwise be required to be disclosed under Item 5.05 of Form 8-K on our website. We will also provide printed copies of these materials to any shareholder or other interested person upon request to Forbes Energy Services Ltd., Attn: L. Melvin Cooper, 3000 South Business Highway 281, Alice, Texas 78332. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the Securities and Exchange Commission, or the Commission.
We also make available on our website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as well as other documents that we file with or furnish to the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are filed with, or furnished to, the Commission.
Nomination Process
It is our Board of Director’s responsibility to nominate members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The nominating and corporate governance committee assists the Board by identifying and reviewing potential candidates for Board membership consistent with criteria approved by the Board. The nominating and corporate governance committee also annually recommends qualified candidates (which may include existing directors) for approval by the Board of a slate of nominees to be proposed for election to the Board at the annual meeting of shareholders. Having considered the qualifications of these individuals, in April 2013, the nominating and corporate governance committee recommended to the Board of Directors the reelection of the seven candidates nominated above.
As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of shareholders. In the event of a vacancy on the Board between annual meetings of the Company’s shareholders, the Board may request that the nominating and corporate governance committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies, if the Board determines that such vacancies will be filled. The Company’s Bylaws allow for up to seven directors. The Board is permitted by the Bylaws to create a new directorship upon the affirmative vote of 66 2/3% of the directors then in office and to fill existing or newly created directorship slots by a majority vote of the directors then in office. In August 2012, the size of the Board was increased from six to seven members and Ted A. Izatt was appointed to fill the vacancy.
When formulating its recommendations for potential Board nominees, the nominating and corporate governance committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the nominating/corporate governance committee or the Board may deem appropriate.

Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Investor Relations page of the Company’s website, www.forbesenergyservices.com, are determined by the Board, with input from the nominating and corporate governance committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s commitments to the boards of other companies. While the Board does not have a formal policy with respect to diversity of potential Board nominees, the nominating and corporate governance committee considers the impact a potential Board nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. The resulting diversity of the Board allows each member of the Board an opportunity to provide specific input to Board decisions in his or her respective area of expertise. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. The Board believes the qualification guidelines included as Exhibit A to the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.
Nominations for Directors
The nominating and corporate governance committee will consider candidates for director nominees that are recommended by shareholders of the Company in the same manner as Board recommended nominees, in accordance with the procedures set forth in the Bylaws. Any such nominations should be submitted to the Board of Directors care of the Director of Financial Reporting, Forbes Energy Services Ltd., 3000 South Business Highway 281, Alice, Texas 78332 and accompany it with the following information:

•
appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such shareholder(s).
The written recommendation should be submitted within the time frame described under the caption “Shareholder Proposals” above.
Communications with the Board of Directors
The Board has approved a process for shareholders and other interested person to communicate with the Board or certain committees thereof. A description of this process entitled “Procedures for Communication with the Board” is located on the Company’s website, www.forbesenergyservices.com.
In addition, employees wishing to report concerns regarding possible unethical or unlawful behavior may call the Company’s toll-free governance hotline at 1-866-887-5494. Our audit committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be investigated.
Proposal No. 2 – Selection and Ratification of the Independent Registered Public Accounting Firm
Our audit committee and Board of Directors seek shareholder ratification of the reappointment of BDO USA, LLP to act as the independent registered public accounting firm of the Company for the 2013 fiscal year. If the shareholders do not ratify the appointment of BDO USA, LLP, the audit committee will reconsider this appointment. A representative of BDO USA, LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of the independent auditors.
The Board of Directors unanimously recommends that the shareholders vote “FOR” the ratification of the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2013.
Independent Auditors and Fees
BDO USA, LLP, began serving as the Company’s independent registered public accounting firm on June 23, 2009. The audit committee approved the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year, subject to ratification by the shareholders.

The following table presents fees for professional audit services rendered by BDO USA, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed for other services rendered by BDO USA, LLP during those periods.

	Year Ended December 31,
	2012	2011
Audit fees(1)	$827,922	$1,010,078
Audit related fees	—	—
Tax fees(2)	216,612	112,797
Other(3)	31,536	—

Total	$1,076,070	$1,122,875

(1)
Audit fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by BDO USA, LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(2)
Tax fees: Consists of tax compliance and preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

(3)
Other: Consists of services related to the preparation of a study of compensation programs of executive officers and directors offered by a peer group in order to assist the compensation committee in establishing and maintaining an appropriate compensation program.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.
The audit committee is responsible for the appointment, retention, termination, compensation and oversight of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.

EXECUTIVE OFFICERS
The names, ages as of April 30, 2013, position and other information concerning our executive officers are set forth below.

Name	Age	Position
John E. Crisp	51	Chairman of the Board, President and Chief Executive Officer
Charles C. Forbes, Jr.	59	Executive Vice President and Chief Operating Officer
L. Melvin Cooper	59	Senior Vice President, Chief Financial Officer and Assistant Secretary
John E. Crisp is our President and Chief Executive Officer and was appointed to such offices and elected as a director and Chairman of the Board upon the Company’s formation effective April 11, 2008, and since the Delaware Reorganization effective January 1, 2008, has been the Chairman of the Board, President and Chief Executive Officer of Forbes LLC. Since their reorganization as Delaware limited liability companies in June 2007, Mr. Crisp has served as an executive officer of each of our Operating Subsidiaries. Please refer to the section entitled “Director Nominees and Voting” below for additional information with respect to Mr. Crisp’s background and experience.
Charles C. Forbes, Jr. is our Executive Vice President and Chief Operating Officer and was appointed to such offices and elected a director upon the Company’s formation effective April 11, 2008, and since the Delaware Reorganization effective January 1, 2008, has been a director and Executive Vice President and Chief Operating Officer of Forbes LLC. Since their reorganization as Delaware limited liability companies in June 2007, Mr. Forbes has served as an executive officer of each of our Operating Subsidiaries. Please refer to the section entitled “Director Nominees and Voting” below for additional information with respect to Mr. Forbes’ background and experience.
L. Melvin Cooper, is our Senior Vice President, Chief Financial Officer and Assistant Secretary and was appointed to such offices upon the Company’s formation effective April 11, 2008, and since the Delaware Reorganization effective January 1, 2008, has been the Senior Vice President, Chief Financial Officer and Secretary of Forbes Energy Services, LLC. Since their reorganization as Delaware limited liability companies in June 2007, Mr. Cooper has served as the Senior Vice President and Chief Financial Officer of each of our Operating Subsidiaries. Since October 2010, Mr. Cooper has been a member of the board of directors, the Audit Committee and the Corporate Governance and Nominating Committee, and since 2011, a member of the Compensation Committee, of Flotek Industries Inc., a company listed on the New York Stock Exchange that provides specialty chemicals, downhole drilling tools and artificial lift equipment to energy companies. In August 2012, Mr. Cooper joined the board of directors of Par Petroleum Corporation, an independent public natural gas and oil company, and has served as the Audit Committee Chairman since October 2012. From January to June 2007, he served as Senior Vice President and Chief Financial Officer of Cude Oilfield Contractors, Inc., an oilfield construction company. From September 2004 to January 2007, Mr. Cooper served as President of SpectraSource Company, a supplier of products and services to the new home building industry. From April 2000 to September 2004, Mr. Cooper served as President of Cerqa, the supply chain management division of Nationwide Graphics, Inc., a national printing and supply chain management company where Mr. Cooper formerly served as Senior Vice President and Chief Financial Officer. Mr. Cooper has also served as Chief Financial Officer of private and public companies involved in telecommunications, nutritional supplements, scrap metal, water purification, natural gas marketing and drilling fluids. Mr. Cooper earned a degree in accounting from Texas A&M University (formerly Texas A&I) in 1975. Mr. Cooper is a Certified Public Accountant. Mr. Cooper is a member of the Board of Directors of the National Association of Corporate Directors (“NACD”). In 2011, the NACD awarded Mr. Cooper the Board Leadership Fellow designation.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our philosophy on the compensation of our executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of high quality, recognize performance and align executive goals with the short-term and long-term objectives of the Company. Our compensation program is designed to reward performance, leadership and loyalty. The elements of our executive compensation program for our executive officers consist of base salary and benefits, cash bonuses and cash incentive awards and equity incentive awards. We provide base salary and benefits in order to compensate executive officers for their day-to-day services rendered to the Company, cash bonuses and cash incentive awards in order to encourage achievement of operating results and equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our shareholders. We believe that each of these three principal elements play a role in achieving our overall compensation objective of attracting and maintain high quality individuals, recognizing performance and aligning executive goals with the objectives of the Company.
We do not have a formal policy for allocating between cash and non-cash compensation, generally or with respect to our named executive officers. Rather the compensation committee evaluates each element of compensation separately and as a whole. In making this evaluation, the compensation committee generally considers information regarding the performance of the Company, past compensation practices and general industry information. In 2012, the compensation committee also considered compensation information from a selected group of peer companies. A discussion of how this comparison was conducted and a list of the peer companies considered in 2012 is provided in the section entitled “How and why we benchmark compensation against our peers,” below.
References herein to our 2012 Incentive Plan shall mean that certain 2012 Equity Incentive Plan adopted by the Board on April 30, 2012 and subsequently approved by the shareholders of the Company at the Company’s 2012 annual shareholder meeting. Further, on August 12, 2011, the Company completed a four-to-one share consolidation (the “Share Consolidation”). All references herein to share and per share numbers prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation.
Base Salary
As stated above, we provide base salary to our executive officers in order to compensate such officers for the services they provide to the Company, on a day-to-day basis. The base salaries for the executive officers were initially set in May 2008, when we entered into employment agreements with such officers. The compensation committee from time to time evaluates those salaries based the contributions made, responsibilities assumed and skills possessed by such executive, as well as the condition of the Company and the overall energy services industry.
In March 2012, the compensation committee performed such an evaluation and determined to increase the salary of its executive officers. When originally adopted, the employment agreements of Messrs. Crisp, Forbes and Cooper, our executive officers, provided for annual base salaries of $500,000, $500,000 and $200,000, respectively. The salary of Messrs. Crisp and Forbes had never previously been increased since 2008. In fact, in April 2009, due to the economic downturn, Messrs. Crisp and Forbes agreed to a temporary reduction in base salary of $37,500 that continued in effect through 2011. Mr. Cooper’s base salary had been increased once in 2010 to $250,000. In March 2012, the compensation committee determined to increase the base salary of Messrs. Crisp, Forbes and Cooper to $650,000, $650,000 and $425,000, respectively. This modification was based on the factors described above and a review of compensation practices of our peer group, which is described in greater detail in the section entitled “How and why we benchmark compensation against our peers” beginning on page 12. With respect to the increase to the salary of Mr. Cooper specifically, the compensation committee felt that Mr. Cooper’s talents and achievements, including the completion of a recent debt offering and our NASDAQ listing, make him well qualified to take a position in a company whose size exceeds our peer group. Further, the compensation committee was particularly mindful of the broad scope of responsibilities assumed by Mr. Cooper, including those that would often be associated with a treasurer, controller, corporate secretary or investor relations specialist, which may not be performed by chief financial officers in other similarly situated companies.
Benefits and Perquisites.
The Company provides the executive officers and other employees with perquisites and other personal benefits as part of providing a competitive executive compensation program. The Company provides its executive officers with health, medical, dental and life insurance coverage, as it does for all of its employees, provided that with regard to these benefit plans the Company pays certain premiums for such executive officers that are not covered for all employees. Further, the Company also pays the premiums of a supplemental life insurance policy for Mr. Forbes and certain family members in the amount of $260,000 and for Mr. Crisp in the amount of $200,000.
The Company also believes it should provide certain perquisites for executive officers. Messrs. Crisp and Forbes have been provided a company vehicle. Company vehicles are also provided to certain managers and other full-time employees. Further, Messrs. Crisp, Forbes and Cooper receive a monthly vehicle and fuel allowance of $1,500 per month. This vehicle allowance is also available to certain managers and full-time employees.
Cash Bonuses and Cash Incentive Compensation
The Company uses cash compensation in excess of base salary to encourage achievement of operating results and to create a competitive compensation package for our executive officers. Prior to 2012, this compensation was made exclusively through the payment of cash bonuses determined solely at the discretion of the compensation committee. In March 2012, the compensation committee adopted a new approach to awarding cash compensation in excess of base salary. Rather than merely providing cash bonuses in the sole discretion of the compensation committee, a formal plan was adopted under our 2012 Incentive Plan, which we often refer to as our annual bonus plan, whereby incentive compensation, that would be paid 70% in cash and 30% in an immediately vested stock grant, would be determined based on the Company’s achievement of an adjusted EBITDA target, adjusted EBITDA being a non-GAAP financial measure defined below. For Messrs. Crisp and Forbes, achievement of 75% of the target will earn incentive compensation of 50% of base salary, achievement of 100% of the target will earn a bonus of 100% of base salary, achievement of 125% of the target will earn a incentive compensation of 150% of base salary, and achievement of 130% of the target will earn incentive compensation of 200% of base salary. For Mr. Cooper, achievement of 75% of the target will earn incentive compensation of 30% of base salary, achievement of 100% of the target will earn incentive compensation of 60% of base salary, achievement of 125% of the target will earn incentive compensation of 90% of base salary, and achievement of 130% of the target will earn incentive compensation of 120% of base salary. The value of this incentive compensation is interpolated on a straight-line basis for target results between 75% and 100%, 100% and 125%, or 125% and 130%, as applicable. The compensation committee reserves the discretion to reduce the amount otherwise paid based on their evaluation of significant financial or operational outcomes. For 2012, in accordance with the above formula, the compensation committee awarded $318,068, $318,068 and $124,781 in cash and $136,315, $136,315 and $53,477 in immediately vested stock to Messrs. Crisp, Forbes and Cooper, respectively.
The compensation committee believes that the adoption of this performance incentive compensation plan, which operates under our 2012 Incentive Plan, will bring a greater deal of certainty and executive accountability to the Company’s compensation package. A discussion concerning our use of adjusted EBITDA in connection with compensation-related matters is described in the section entitled “How and why we plan to use adjusted EBITDA to determine whether cash compensation has been earned” on page 13.
Equity Incentive Awards
The Company uses equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our shareholders and to create a competitive compensation package for such officers. Pursuant to the Company’s 2012 Incentive Plan, the compensation committee is permitted to grant incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and other stock-based incentive compensation, collectively referred to as the Awards, to employees, directors and consultants of the Company or an affiliate.
Prior to 2012, equity incentive awards were granted at the sole discretion of the compensation committee. In March 2012, the compensation committee adopted a new approach to awarding equity that was applied initially for the year ending December 31, 2012. As described above, our executive officers are eligible to receive performance incentive compensation, which is payable 70% in cash and 30% in an immediately vested stock grant. Further, our executive officers receive an annual stock grant, vesting in three equal tranches over three years from the grant date. This annual stock grant was equal to the number of shares of common stock equal to $400,000, $400,000 and $215,000, for each of Messrs. Crisp, Forbes and Cooper, respectively, divided by the closing price of the Company’s common stock on the last business day before the day such awards were approved by the compensation committee. As with the adoption of the performance incentive compensation plan which is discussed above, the compensation committee believes that annual stock grants add a measure of predictability to the Company’s compensation practices. Further, the compensation committee feels that these levels of equity awards will encourage management to align its interest with long-term shareholder value.
Clawback Policy
In March 2012, the compensation committee adopted a policy to recover incentive-based compensation paid to any executive officer as required by the provisions of the Dodd-Frank Act, any regulations or rules promulgated thereunder, or any other “clawback” provision required by applicable law or the listing standards of the NASDAQ Global Market. The Company expects to enter into agreements with its executives shortly that will implement this policy.
Tax and accounting treatment issues
Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 to a named executive officer employed by the Company at year-end unless it qualifies as “performance-based compensation.” While we believe that our 2012 Incentive Plan makes it possible to take advantage of the deduction of performance-based compensation, in order to ensure competitive levels of total compensation for our executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee may approve compensation for one or more of its executive officers that is not deductible for federal income tax purposes.

How and why we benchmark compensation against our peers
We operate in a competitive industry and compete with other companies in that industry for executive officers. In order to ensure that our compensation is effective at attracting and retaining executive talent, we feel it is appropriate to compare our compensation with other companies in our industry. Historically, the compensation committee did this informally through their general knowledge of compensation trends in the industry. Beginning in 2011, the compensation committee also reviewed published survey information from the 2010 Economics Research Institute Platform Library, the Watson Wyatt’s 2008/2009 Top/Middle Management Calculator and the 2010 Mercer Compensation Survey for the Energy Sector, in performing this comparison.
In 2012, BDO USA, LLP was engaged to provide a study of compensation programs of executive officers and directors offered by a broad peer group in order to assist the compensation committee in establishing and maintaining an appropriate compensation program to better enable the Company to attract and retain highly qualified officers and directors. When evaluating compensation, the compensation committee reviewed a selected group of peer companies and the compensation data related thereto provided by BDO USA, LLP. This group of peer companies consists of the following:

Industry Peer Group
Calfrac Well Services Ltd.
C&J Energy Services Inc.
Newpark Resources Inc.
Tetra Technologies Inc.
Basic Energy Services Inc.
Flotek Industries Inc.
Pioneer Drilling Co.
Tesco Corp.
Global Geophysical Services Inc.
Dawson Geophysical Inc.
Furmanite Corp.
Natural Gas Services Group Inc.
Union Drilling Inc.
Geokinetics Inc.
This peer group was selected by the compensation committee based on factors including the size of the companies and their lines of business in consultation with management and after reviewing data provided by BDO USA, LLP.
How and why we plan to use adjusted EBITDA to determine whether incentive cash compensation has been earned
“Adjusted EBITDA” is defined as income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt and non-cash stock based compensation excluding non-recurring items. Management does not include gain (loss) on extinguishment of debt or litigation settlement and associated legal fees in its calculations of Adjusted EBITDA, as it believes that such changes are not representative of our core operations. Further, management believes that most investors exclude gain (loss) on extinguishment of debt, and stock based compensation recorded under FASB ASC Topic 718 from customary EBITDA calculations as those items are often viewed as either non-recurring and not reflective of ongoing financial performance or have no cash impact on operations. Adjusted EBITDA is a non-GAAP measure that is used as a supplemental financial measure by our management and our investors to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest on our indebtedness; and our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure. We use adjusted EBITDA in our quarterly earnings releases, investor conference calls and other filings with the Commission.

Due to the significance of adjusted EBITDA as a measure of the performance of the Company, the compensation committee felt that it was appropriate to tie elements of executive compensation with the achievement of a target level of adjusted EBITDA. The adjusted EBITDA target is set by the compensation committee, after receiving the recommendation of management.

2012 SUMMARY COMPENSATION TABLE
The following table sets forth all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by the Company or a subsidiary thereof, in U.S. dollars, to the individuals who were, at December 31, 2012, the Chief Executive Officer, the Chief Financial Officer and the only other executive officer whose total annual compensation was more than $100,000. The currency of compensation awarded, earned, paid or payable is in U.S. dollars.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John E. Crisp	2012	$650,000	—	$ 197,305(3)	—	$318,068	—	$ 69,427 (4)	$1,234,800
President & Chief	2011	462,500	500,000	—	170,877(4)	—	—	53,893(6)	1,187,270
Executive Officer	2010	462,500	300,000	—	—	—	—	62,764(7)	825,264
Charles C. Forbes, Jr	2012	650,000	—	197,305(3)	—	318,068	—	78,681 (8)	1,244,054
Executive Vice	2011	462,500	500,000	—	170,877(4)	—	—	61,813(9)	1,195,190
President & Chief Operating Officer	2010	462,500	300,000	—	—	—	—	60,760(10)	823,260
L. Melvin Cooper	2012	425,000	—	53,477(11)	—	124,782	—	26,351 (12)	629,610
Senior Vice President &	2011	250,000	275,000	—	1,019,005(4)	—	—	35,735(13)	1,579,740
Chief Financial Officer	2010	233,154	100,000	—	255,574	—	—	29,764(14)	618,492

(1)
The amounts in this column reflect the grant date fair value of stock option awards granted to the executive officers during 2010 and 2011. The grant date fair values of the stock option awards are calculated in accordance with FASB ASC Topic 718. The grant date fair values for stock option awards are determined based on the Black-Scholes model for option pricing. For assumptions for the respective option periods, please refer to Note 5 – Share Based Compensation – to the Company’s consolidated financial statements for the year ended December 31, 2012, in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013.

(2)	The amounts in this column reflect the cash incentive payments to the executive officers under the Company’s annual bonus plan on December 31, 2012.

(3)
The amounts in this column reflect the grant date fair value of (i) the award of 53,879 restricted stock units granted to Messrs. Crisp and Forbes on December 31, 2012 under the Company’s annual executive bonus plan and (ii) the award of 16,135 restricted stock units granted to Messrs. Crisp and Forbes in their capacity as directors during 2012. The grant date fair values of the restricted stock units are calculated in accordance with FASB ASC Topic 718.

(4)
This amount includes the incremental fair value of $21,207 resulting from that certain amendment to the 2008 Incentive Plan (as defined below) that permitted a one-time employee stock option exchange program whereby option holders were given the opportunity to exchange stock options with an exercise price of $28.00 per share (as adjusted for share consolidation), for a lesser number of new stock options that had approximately the same fair value as the options surrendered (the “2011 Option Exchange”).

(5)	This amount is comprised of $47,000 for fees earned as a director, $4,427 for premiums paid by the company for health and life insurance and $18,000 for an automobile and related auto expenses.

(6)	This amount is comprised of $32,000 for fees earned as a director, $3,893 for premiums paid by the company for health and life insurance and $18,000 for an automobile and related auto expenses.

(7)
This amount is comprised of $33,000 for fees earned as a director, $11,764 for premiums paid by the Company for health and life insurance and $18,000 as an allowance for an automobile and related auto expenses.

(8)	This amount is comprised of $47,000 for fees earned as a director, $13,681 for premiums paid by the Company for health and life insurance and $18,000 for an automobile and related auto expenses

(9)	This amount is comprised of $29,996 for fees earned as a director, $13,817 for premiums paid by the Company for health and life insurance and $18,000 for an automobile and related auto expenses

(10)
This amount is comprised of $30,996 for fees earned as a director, $11,764 for premiums paid by the Company for health and life insurance and $18,000 as an allowance for an automobile and related auto expenses.

(11)
The amounts in this column reflect the grant date fair value of the award of 21,137 restricted stock units granted to Mr. Cooper on December 31, 2012 under the Company’s annual executive bonus plan. The grant date fair values of the restricted stock units are calculated in accordance with FASB ASC Topic 718.

(12)	This amount is comprised of $8,351 for premiums paid by the Company for health and life insurance and $18,000 as an allowance for an automobile and related auto expenses.

(13)
This amount is comprised of $13,535 for premiums paid by the Company for health and life insurance, $18,000 as an allowance for an automobile and related auto expenses and $4,200 for personal travel expenses.

(14)	This amount is comprised of $11,764 for premiums paid by the Company for health and life insurance and $18,000 as an allowance for an automobile and related auto expenses.

2012 Equity Incentive Plan
The Board of Directors adopted the 2012 Incentive Plan on April 30, 2012 and the shareholders of the Company subsequently approved the 2012 Incentive Plan at the Company’s 2012 annual shareholder meeting. The 2012 Incentive Plan replaced that certain incentive plan adopted by the Board of Directors and approved by the Company’s sole shareholder at the time in May 2008 (the “2008 Incentive Plan”).
The purpose of the 2012 Plan was to promote the success and enhance the value of the Company by linking the interests of employees and the members of our Board to those of our shareholders. We believe that to be successful, our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based to provide us with a competitive advantage in our efforts to hire and retain top talent.
In order to ease the Company’s administration of its equity incentive programs, the 2012 Incentive Plan combined the shares of common stock authorized for issuance under the 2008 Incentive Plan with 1,022,500 additional shares of common stock authorized for issuance under the 2012 Incentive Plan. Under the 2008 Incentive Plan, there were a total of 2,977,500 shares of common stock authorized for issuance, of which 2,306,188 shares were issued or were subject to outstanding awards and 671,312 shares remained available for issuance under new awards. Upon the approval of the 2012 Incentive Plan by the shareholders of the Company, no further awards were made under the 2008 Incentive Plan; however, outstanding awards granted under the 2008 Plan remained subject to the terms and conditions of the 2008 Incentive Plan. Any shares of common stock that were available to be granted under the 2008 Incentive Plan but which were not subject to outstanding awards under the 2008 Incentive Plan, including shares that became available due to the future lapse or forfeiture of outstanding awards, were added to the shares authorized for issuance under the 2012 Incentive Plan. The total number of shares of common stock that may be issued for awards to any single participant during a calendar year under the 2012 Incentive Plan (i) for stock options and stock appreciation rights (“SARs”) is 750,000, (ii) for restricted stock units performance shares, performance units and other stock based awards (excluding stock options and SARs) is 750,000, and (iii) for cash awards is $5,000,000. If any outstanding award under the 2012 Incentive Plan or the 2008 Incentive Plan expires, is terminated or is cancelled without having been exercised or settled in full, the shares of common stock subject to the expired, terminated or cancelled portion of the award shall be added to the maximum number of shares of common stock authorized under the 2012 Incentive Plan.
The 2012 Plan was drafted to comply with Section 162(m) of the Internal Revenue Code (the “Code”), as amended, which generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to certain of our executive officers unless such compensation is based on objective performance goals that are approved by our shareholders. To qualify under Section 162(m), the material terms under which the particular performance-based compensation is to be paid, including (1) the performance goals, (2) the group of employees whose compensation would be subject to the performance goals, and (3) the maximum amount payable to an executive officer, must be disclosed to, and approved by, our shareholders. Section 162(m) requires that the disclosure to our shareholders be specific enough for them to determine the maximum amount of compensation that could be payable to the employee under a performance goal during a specified period. The Company believes that by using equity incentive compensation, the interests of the Company’s stockholders and the Company’s management employees remain aligned over the long-term.

Equity Compensation Plan Information
The following provides certain aggregate information with respect to our equity compensation plans in effect as of December 31, 2012.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(3)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Securityholders(1)	$2,039,591	$7.48	1,545,035
Equity Compensation Plans not Approved by Securityholders(2)	65,000	2.60	—

Total	$2,104,591	$7.33	1,545,035

(1)	Includes our 2008 Plan

(2)	Represents options granted in August 2010 outside of the 2008 Plan as an employment inducement.

(3)	Includes the number of shares of common stock issuable upon the settlement of outstanding restricted stock units.
Pension and Retirement Plans
We do not have in place any pension or retirement plan with the exception of a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. We may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since inception of the plan.

2012 GRANTS OF PLAN-BASED AWARDS
The following table provides information about the equity and non-equity awards we made to our executive officers under our 2012 Incentive Plan during the year ended December 31, 2012.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John E. Crisp	9/5/12	—	—	—	—	—	—	16,135	—	—	$ 60,990(1)
President & Chief Executive Officer	12/31/12	—	—	—	—	—	—	53,879	—	—	136,315(2)

Charles C. Forbes, Jr.	9/5/12	—	—	—	—	—	—	16,135	—	—	60,990(1)
Executive Vice President & Chief Operating Officer	12/31/12	—	—	—	—	—	—	53,879	—	—	136,315(2)

L. Melvin Cooper.	12/31/12	—	—	—	—	—	—	21,137	—	—	53,477(2)
Senior Vice President & Chief Financial Officer

(1)	These amounts represent restricted stock unit awards granted to Messrs. Crisp and Forbes for their service as directors.

(2)	These amounts represent immediately vested stock awards granted to our executive officers under the Company’s annual bonus plan.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table sets forth for each Named Executive Officer all option-based and share-based awards outstanding at December 31, 2012.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
John E. Crisp,	81,000(2)	—	$9.32	8/11/2018	12,103	$30,621	—	—
President & Chief Executive Officer	6,250(3)	12,500(3)	9.16	8/15/2021	—	—	—	—

Charles C. Forbes, Jr.,	81,000(2)	—	9.32	8/11/2018	12,103	30,621	—	—
Executive Vice President & Chief Operating Officer	6,250(3)	12,500(3)	9.16	8/15/2021	—	—	—	—

L. Melvin Cooper,	81,000(2)	—	9.32	8/11/2018	—	—	—	—
Senior Vice President & Chief Financial Officer	118,750(4)	—	2.60(5)	8/24/2020	—	—	—	—
	41,667(3)	83,333(3)	9.16	8/15/2021	—	—	—	—

(1)	The number of shares and price per share information in the table above has been retroactively adjusted to give effect to the Share Consolidation in 2011.

(2)	These option-based awards were granted on August 11, 2011, in connection with the Company’s 2011 Option Exchange. These options are fully vested.

(3)	This option based award was granted on August 15, 2011 and vests in three equal annual installments over a three year period.

(4)	This option-based award was granted on August 24, 2010 and is fully vested.

(5)
At the time of this grant, the Company’s common stock was not traded on a United States national securities exchange, therefore, pursuant to the 2008 Plan, the exercise price was determined using the volume weighted average trading price on the Toronto Stock Exchange over the five-day period immediately preceding the grant date. This exercise price was then converted from Canadian dollars to U.S. dollars. The closing price on the grant date of the Company’s common stock on the “Pink Sheets” over-the-counter market was $2.44 per share (as adjusted for the Share Consolidation).

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Vested (#)(1)	Value Realized Upon Vesting ($)
John E. Crisp	—	—	53,879	$140,669
Charles C. Forbes, Jr.	—	—	53,879	140,669
L. Melvin Cooper	—	—	21,137	50,941

(1)	The value realized upon vesting of stock awards is determined by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential payments upon termination, including after change in control, to Messrs. Crisp, Forbes and Cooper are governed by the terms of their respective employment agreements. We have long-term employment agreements with our three executive officers. Each long-term employment agreement has a current term expiring April 30, 2014. The term of each employment agreement automatically extended for an additional year on May 1, 2012 and will automatically extend for an additional year every May 1 thereafter unless notice of termination is given before any such date by us or the employee. Potential payments upon change in control before termination to the executive officers are governed by the terms of the respective equity award agreements.
Payments Made Upon Termination Without Good Cause
Under the employment agreements, in the event any of Messrs. Crisp, Forbes or Cooper is terminated “without good cause” as defined in the employment agreements, he would be entitled to his base salary, bonus, automobile, and medical and other benefits through the actual expiration date of his employment agreement, and any and all options, rights, or awards granted in conjunction with the 2012 Incentive Plan would immediately vest.
Payments Made Upon a Change in Control
For purposes of the employment agreements of Messrs. Crisp, Forbes and Cooper, and the 2012 Incentive Plan, a “change in control” means:

(1)
the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of Parent pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(2)
a majority of the members of the Parent’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of such new directors’ appointment or election; or

(3)
any person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

If we should undergo a change in control while the employment agreements are in effect and any of Messrs. Crisp, Forbes or Cooper is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary for the year in which the termination occurs, three years of medical and other insurance benefits from the date of termination and, in general, three times the greater of (x) the amount equal to the bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonus that would have been payable for the then current year. To the extent that such medical benefits may be taxable to the employee or his or her dependents, the Company would gross up the employee for such taxes based on the employee’s actual tax rate, up to 35% (without a gross up on the initial gross up). In addition, under the respective equity award agreements for the executive officers, upon a change in control his unvested stock options or other awards would vest upon the termination event.
In the event that it shall be determined that any payment by the Company to or for the benefit of the executive officers would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the executive officer shall be entitled to receive an additional payment or payments, or gross-up payment, under his employment agreement or change in control agreement. The gross-up payment shall be in an amount such that after payment by such executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such executive officer’s failure to timely file a tax return or pay taxes shown due on such executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such executive officer is equal to the Excise Tax imposed upon the payment.
Payments Made Upon Voluntary Termination or Termination with Cause
If the employment of any of Messrs. Crisp, Forbes or Cooper is terminated for good cause or if any of Messrs. Crisp, Forbes or Cooper voluntarily terminates his employment with the Company, the Company will pay any compensation earned but not paid to him prior to the effective date of termination. Messrs. Crisp, Forbes and Cooper may voluntarily terminate their employment by giving at least thirty days notice. At any time after such notice, the Company would have the right to relieve the employee of his duties; however salary would continue during the notice period.
Payments Made Upon Permanent Disability or Death
Under the employment agreements, if Messrs. Crisp, Forbes or Cooper become permanently disabled or die during the term of their employment: (i) the Company shall pay to him or his estate the compensation that such executive would have earned through the date of death or determination of permanent disability, including salary, any prior year bonus earned but not yet paid and the pro-rated portion of any current year bonus as and when determined in the ordinary course, and his dependents would be entitled to benefits, including medical, and other benefits and use of a Company automobile for a period of one year from the date of death and (ii) his options, rights or awards granted in conjunction with his incentive compensation and stock option plans would vest upon the date of death or determination of permanent disability. Also, the estate of Messrs. Crisp, Forbes, or Cooper would receive life insurance proceeds from the Company-paid term life insurance policies that were in effect on the date of his or her death.

Material Conditions and Obligations Under the Employment Agreements
Messrs. Crisp, Forbes and Cooper have each agreed that during the term of their respective agreements and for a period of one year after termination, they will not (1) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competed with us in the locations where we operate, (2) solicit any of our employees to terminate their employment or (3) solicit the purchase, performance or providing of any equipment or services which constitute any part of our business to, for or with any of our customers or (4) use, disclose or publish any company confidential information or trade secrets. Notwithstanding the foregoing, the respective agreements of Messrs. Crisp and Forbes permit their involvement with other business ventures provided that they are not competitive with the Company’s business or have been approved by the independent members of the Board. Certain of these transactions are described under “Certain Relationships and Related Transactions” beginning on page 24 of this Proxy Statement.
The following table shows the amount of compensation payable to each of our executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving termination of employment or a change in control event. The amounts shown assume that such termination was effective as of December 31, 2012, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to such executive officers upon their termination. The equity value calculations use the closing price of our common stock as of December 31, 2012, which was $2.53. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (1)

Name and principal position		Voluntary Termination	Termination for Cause	Termination by Company without Cause	Change in Control with Termination for Good Reason by Executive or Without Cause	Death and Permanent Disability
John E. Crisp	Compensation:
President & Chief Executive Officer	Severance	—	—	$1,968,883	$3,313,149	—
	Acceleration of	—	—	30,616	30,616	30,616
	Unvested
	Equity Awards

	Benefits and
	Perquisites:
	Insurance	—	—	52,255	13,280	22,427
	continuation
	280G Tax Gross Up	—	—	—	1,501,348	—

	Total	—	—	2,051,754	4,858,393	53,043

Charles C. Forbes, Jr.	Compensation:
Executive Vice President & Chief	Severance	—	—	1,968,883	3,313,149	—
Operating Officer	Acceleration of	—	—	30,616	30,616	30,616
	Unvested
	Equity Awards

	Benefits and
	Perquisites:
	Insurance	—	—	73,817	41,042	31,681
	continuation
	280G Tax Gross Up	—	—	—	1,534,597	—
	Total	—	—	2,073,316	4,919,404	62,297

L. Melvin Cooper	Compensation:
Senior Vice President & Chief	Severance	—	—	1,168,508	1,809,774	—
Financial Officer	Acceleration of	—	—	—	—	—
	Unvested
	Equity Awards

	Benefits and
	Perquisites:
	Insurance	—	—	61,398	25,054	26,351
	continuation	—	—
	280G Tax Gross Up	—	—	—	814,713	—
		—	—
	Total	—	—	1,229,906	2,649,541	26,351

(1)	Calculated as of December 31, 2012.

2012 Director Compensation
The following table details the compensation received by each Director, other than Named Executive Officers, in 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dale W. Bossert	$74,001	$60,990	—	—	—	—	$134,991
Travis H. Burris	79,000	60,990	—	—	—	—	139,990
Janet L. Forbes	47,000	60,990	—	—	—	—	107,990
Ted A. Izatt	19,125	60,990	—	—	—	—	80,115
William W. Sherrill	84,000	60,990	—	—	—	—	144,990

(1)
The amounts in this column reflect the grant date fair value of the award of 16,135 restricted stock units granted to each director during 2012. The grant date fair values of the stock option awards are calculated in accordance with FASB ASC Topic 718 and are calculated by multiplying the number of restricted stock units granted by the closing stock price on the date of grant. These restricted stock unit awards are the only restricted stock units held by the non-employee directors as of December 31, 2012.

(2)	At December 31, 2012, the Company’s non-employee directors had the following options outstanding:

Dale W. Bossert	51,000
Travis H. Burris	51,000
Janet L. Forbes	32,250
Ted A. Izatt	—
William W. Sherrill	51,000

Narrative Discussion
In March 2012, the compensation committee conducted an evaluation of director compensation. BDO USA, LLP was engaged to provide a study of compensation programs of directors offered by a broad peer group in order to assist the compensation committee in establishing and maintaining an appropriate compensation program to better enable the Company to attract and retain highly qualified directors. Based on this information, the compensation committee determined to increase the cash portion of director compensation and adopt a more formal policy of director equity compensation. Under this approach, each director receives an annual retainer of $35,000. The chair of the audit committee, compensation committee and nominating and corporate governance committee each receive additional retainers of $25,000, $20,000 and $15,000, respectively. Each director receives $2,000 per meeting plus expenses for attendance at any Board or committee meeting.
The compensation committee has adopted a policy of awarding directors annual grants of that number of shares of common stock equal to $75,000 divided by the average of the closing price of the Company’s common stock on NASDAQ for the 20 trading days immediately preceding the date of the Company’s Annual Meeting of Shareholders. These stock grants vest in twelve equal monthly increments over the course of a year. Pursuant to this policy, in September of 2012, each director, including Mr. Crisp and Mr. Forbes, received 16,135 restricted stock units. The compensation committee believes this policy will provide greater certainty and predictability to our director compensation structure.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.
This foregoing report is given by the following members of the compensation committee:

Travis H. Burris (Chair)
Dale W. Bossert
William W. Sherrill

Compensation Committee Interlocks and Insider Participation
All members of the compensation committee are independent directors, and none of them are present or past employees of ours. No member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Exchange Act and none of our executive officers has served on the compensation committee (or other committee serving an equivalent function or the full board, if no such committee exists) of any other entity, one of whose executive officers served on our compensation committee. Nevertheless, in the interest of providing information to our shareholders, we have disclosed, in our discussion of “Certain Relationships and Related Transactions” beginning on page 24 of this Proxy Statement, that, prior to July 2012, Mr. Burris had a noncontrolling interest in Resonant Technology Partners, a computer networking group that provides services to the Company. The Company paid Resonant Technology Partners $0.7 million, $0.3 million and $0.3 million for the years ended December 31, 2012, 2011, and 2010, respectively. Further, Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank for which Mr. Burris, the Chairman of our compensation committee, serves as President and Chief Executive Officer. However, no interlocking relationship exists as Texas Champion Bank has a separate compensation committee and Mr. Crisp does not serve on that committee. We have a business relationship with Texas Champion Bank and, as of December 31, 2012, 2011 and 2010, we had $1.0 million, $2.4 million and $11.0 million, respectively, on deposit with this bank.
Officers Who Also Act As Directors
Our Named Executive Officers who serve as directors receive the same compensation as our other directors for their service as directors.

PRINCIPAL SHAREHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 25, 2013:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our executive officers and all of our executive officers and directors as a group.
Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Common Stock Beneficially Owned(**)	Percentage of Common Stock Beneficially Owned(%)

Executive Officers and Directors:
John E. Crisp	1,305,592(1)	6.1%
Charles C. Forbes, Jr.	2,838,653(1)	13.2%
L. Melvin Cooper	276,304(2)	*
Dale W. Bossert	54151(3)	*
Travis H. Burris	68,188(3)	*
Janet L. Forbes	2,352,601(4)	11.0%
Ted A. Izatt	12,101	*
William W. Sherrill	50,601(3)	*
All directors and executive officers as a group (8 persons)	6,958,192(5)	32.5%

Other 5% Shareholders:
The West Face Group	5,338,593(6)	20.0%
Steel Excel Inc.	2,889,087(7)	13.5%
The Modern Group Ltd	1,327,750(8)	6.2%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

**
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of April 25, 2013 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(1)	Includes 87,250 shares of common stock issuable upon exercise of options.

(2)	Includes 241,417 shares of common stock issuable upon exercise of options.

(3)	Includes 38,500 shares of common stock issuable upon exercise of options and includes 17,587 shares of common stock that are subject to a pledge arrangement.

(4)	Includes 19,750 shares of common stock issuable upon exercise of options.

(5)	Includes 386,917 shares of common stock issuable upon exercise of options.

(6)
Represents shares of common stock currently issuable upon the conversion of the 588,059 shares of Series B Preferred Stock currently held by the West Face Group. Each share of Series B Preferred Stock is convertible at the option of the holder into nine shares of common stock, provided that no holder is entitled to effect such a conversion if it would result in such holder (and affiliates) beneficially owning 20% or more of the number of shares of common stock outstanding immediately after giving effect to the conversion. Therefore, the maximum number of shares of common stock into which the Series B Preferred Stock owned by the West Face Group could convert as of April 25, 2013 is 5,338,593. The West Face Group consists of West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P. The West Face Group’s address is 2 Bloor Street East, Suite 810, Toronto, Ontario M4W 1A8.

(7)	Based on Form 4 filed with the SEC on April 19, 2013. Steel Excel Inc.’s address is 2603 Camino Ramon, Suite 200, San Ramon, CA 94583.

(8)	Based on information provided to the issuer by The Modern Group Ltd. on April 25, 2013. The Modern Group Ltd.’s address is P.O. Box 790, Beaumont, TX 77704.

Certain Relationships and Related Transactions
The Company and its subsidiaries enter into transactions with related parties in the normal course of conducting business. References in this section to the Company include the Company’s subsidiaries, unless the context indicates otherwise. We believe that these transactions are on terms consistent with those available to third-party customers and from third-party vendors.
Messrs. John E. Crisp and Charles C. Forbes Jr., executive officers and directors of FES Ltd, are also owners and managers of Alice Environmental Holdings, LLC and indirect owners and managers of Alice Environmental Services, LP, a wholly-owned subsidiary of Alice Environmental Holdings, LLC, collectively referred to as AES. The Company has entered into various transactions with AES described below.
In March 2012, the Company purchased ten vacuum trucks and trailers from AES for an aggregate purchase price of approximately $1.1 million. The Company had been using the equipment since December 2010 and AES charged the Company no rental or lease payments or other fees for such use.
The Company has thirteen separate rental or lease agreements with AES for separate parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Ten of the leases are written and three are oral. Each written lease has a five-year term with the Company having the option to extend from between one and five years. The aggregate amount paid for the thirteen rentals and leases were $1.4 million for the year ended December 31, 2012. Five of the written leases have expired and are currently operating on a month-to-month basis.
The Company entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leased its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also received a “skim oil” payment of 20% of the amount realized by the Company for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term was for three years and was automatically renewed on January 2, 2010 for a three year term. Beginning in January 2008, the Company began paying AES for the use of three additional disposal wells, on a month to month basis, without a written contract. The terms of this rental agreement was on a usage basis. In April 2012, these four disposal wells were purchased by the Company along with three disposal wells from CJ Petroleum Services LLC as discussed below for $14.5 million. Expenses related to the disposal of waste water were approximately $1.3 million for the year ended December 31, 2012.
The Company continues to operate one additional disposal well from AES pursuant to a waste water disposal lease agreement with AES dated April 1, 2007. Under this agreement, the Company is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Company pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Company pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected into the premise. The Company also pays AES to dispose of a portion of the solid waste products generated from its salt water disposal wells.
AES owns the aircraft that the Company rents on a monthly basis. Expenses related to aircraft and equipment rental were approximately $1.1 million for the year ended December 31, 2012.
For the year-ended December 31, 2012, the Company recognized no revenue from AES, total expenses of approximately $3.8 million and capital expenditures of $15.6 million. Accounts payable to AES as of December 31, 2012 resulting from such transactions were $10,000. The Company had no accounts receivable from AES as of December 31, 2012.
CJ Petroleum Service LLC, or CJ Petroleum, is a company that owns saltwater disposal wells and is owned by Messrs. Crisp and Forbes, two sons of Mr. Crisp, and Janet Forbes, a director of FES Ltd. In 2010, we began paying CJ Petroleum to use their disposal wells. The Company purchased three disposal wells from CJ Petroleum in April 2012 along with four disposal wells from AES as discussed above for an aggregate price of $14.5 million. The Company recognized revenues of approximately $18,000, expenses of approximately $294,000 and no capital expenditures for the year ended December 31, 2012. We had no accounts receivable from or accounts payable to CJ Petroleum as of December 31, 2012. The Company has not utilized CJ Petroleum Services LLC since April 2012.
Dorsal Services, Inc. is a trucking service provider that provides services to the Company. Mr. Crisp, an executive officer and director of FES Ltd, and Denyce Crisp, the ex-wife of John Crisp, are partial owners of Dorsal Services, Inc. The Company recognized no revenues related to trucking services, equipment rental, and wash out activities; expenses of approximately $139,000; and no capital expenditures from transactions with Dorsal Services, Inc. for the year ended December 31, 2012. The Company had accounts receivable from Dorsal Services, Inc. of $60,000 as of December 31, 2012 resulting from such transactions. The Company had no accounts payable to Dorsal Services, Inc. as of December 31, 2012 resulting from such transactions.
Tasco Tool Services, Inc. is a down-hole tool company that is partially owned and managed by a company that is owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd., along with Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. Tasco rents and sells tools to the Company from time to time. The Company had revenues from Tasco of $1,000 and recognized expenses of approximately $179,000 and capital expenditures of $196,000 related to transactions with Tasco for the year ended

December 31, 2012. The Company had no accounts receivable from and no accounts payable to Tasco as of December 31, 2012 resulting from these transactions.
FCJ Management, LLC or FCJ, is an entity that leases land and facilities to the Company and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Company recognized expenses of $36,000 for the year ended December 31, 2012. No revenues have been recognized from FCJ for any period. The Company had no accounts receivable from FCJ or accounts payable to FCJ as of December 31, 2012.
C&F Partners, LLC is an entity that is owned by Messrs. Crisp and Forbes. The Company recognized no revenues, expenses of approximately $199,000 and no capital expenditures for the year ended December 31, 2012. All expenses are related to aircraft rental. There were no accounts receivable from and no accounts payable to C&F Partners, LLC as of December 31, 2012. Since April 2012, the Company has had no further dealings with this entity.
Resonant Technology Partners is a computer networking group that provides services to the Company. Travis Burris, a director of the Company, had a noncontrolling interest in the computer networking company. In July 2012, Mr. Burris sold his noncontrolling interest in Resonant Technology Partners. The Company recognized expenses of approximately $444,000 and capital expenditures of approximately $289,000 for the year ended December 31, 2012. The Company had accounts payable of approximately $19,000 as of December 31, 2012.
Wolverine Construction, Inc. is an entity that is owned by two sons and a brother of Mr. Crisp, an executive officer and director of FES Ltd., and a son of Mr. Forbes, an executive officer and director of FES Ltd., which sons and brother during that time were full time employees of the Company, was engaged by the Company to provide construction and site preparation services to certain customers of the Company. The Company provided additional services to customers that were sub-contracted to Wolverine beginning in the fiscal year 2010 until the first quarter of 2012 when the Company ceased offering such services. Since the third quarter of 2012, the Company, has not engaged Wolverine to provide services and has had no further dealings with Wolverine.
The Company recognized no capital expenditures, revenues of approximately $41,000 and expenses of approximately $37,000 for the year ended December 31, 2012. The Company had no accounts receivable from or accounts payable to Wolverine as of December 31, 2012.
Testco Well Services, LLC, or Testco, is a company that provides valve and gathering system testing services to the Company. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with a son of Mr. Crisp are partial owners of Testco. The Company recognized revenues of approximately $18,000 and expenses of approximately $5,000 for the year ended December 31, 2012. The Company had no accounts receivable from and no accounts payable to Testco as December 31, 2012.
JITSU Services, LLC, or JITSU, is a trucking service provider that, since October 2010, provides services to the Company. Janet Forbes and Mr. Crisp are owners of JITSU. For the year ended December 31, 2012, the Company recognized no revenues, had expenses of approximately $405,000 and had no capital expenditures from transactions with JITSU. As of December 31, 2012, the Company had no accounts receivable from or accounts payable to JITSU.
Texas Quality Gate Guard Services, LLC, or Texas Quality Gate Guard Services, is an entity owned by Messrs. Crisp and Forbes and a son of Mr. Crisp, an executive officer and director of FES Ltd., which said son during that time was also a full time employee of the Company. Since October 2010, Texas Quality Gate Guard Services has provided security services to the Company. The Company bills its customers for these services without a markup. For the year ended December 31, 2012, the Company recognized revenues of $4,000, had expenses of approximately $362,000 and had no capital expenditures from transactions with Texas Quality Gate Guard Services. As of December 31, 2012, the Company had no accounts receivable from and no accounts payable to Texas Quality Gate Guard Services.
Animas Holding, Inc., or Animas, is a property and disposal company that is owned by two sons of Mr. Crisp and three children of Mr. Forbes and Janet Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Animas agrees to pay TES ten percent of all skim oil payments obtained from this waste water disposal. The Company also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the two properties as used by the Company. For the year ended December 31, 2012, the Company recognized no revenues, had expenses of approximately $26,000 and had no capital expenditures from transactions with Animas Holding, Inc. As of December 31, 2012, the Company had no accounts receivable from and no accounts payable to Animas Holding, Inc.
The Company has a relationship with Texas Champion Bank. Travis Burris, one of the directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of December 31, 2012, the Company had $1.0 million on deposit with this bank.
Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which the Company conducts business. As of December 31, 2012, the Company had $0.1 million on deposit with this bank.

Daniel Crisp, a son of John E. Crisp, the Chief Executive Officer of the Company, was employed as a manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company, until March 2012. Daniel Crisp terminated his employment with the Company in March 2012 and received salary compensation of $99,000 during the portion of 2012 when he was working for the Company. During his employment with the Company, Daniel Crisp received options to purchase 275,000 shares of common stock of the Company. After his resignation, Daniel Crisp exercised options to purchase 18,750 shares of common stock. The remaining options have expired.
Marcus Crisp, a brother of John E. Crisp, was employed as the West Texas Fluids Manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company, until November 2012. Marcus Crisp terminated his employment with the Company in November 2012 and received salary compensation of $208,084 during the portion of 2012 when he was working for the Company. During his employment, in addition to the salary amounts, Marcus received a monthly vehicle allowance. Marcus Crisp also received during his employment with the Company options to purchase 152,750 shares of common stock of the Company. In February 2012, Marcus Crisp was granted a restricted stock award in the amount of 41,666 shares, vesting one year from the date of grant. This stock was forfeited as it was not vested as the time of Marcus Crisp’s resignation. Further, all of Marcus Crisp’s options have expired without exercise.
We believe all of the terms with the companies described above are comparable to terms that were and are available to us in arm’s-length transaction with non-related parties.
Review, Approval or Ratification of Transactions with Related Persons.
It is the informal policy of the Company to have the disinterested members of its Board of Directors review and approve or ratify certain significant related party transactions. Further, the Company is required by the indenture governing the notes to obtain the approval of the disinterested Board members when a related party transaction exceeds an aggregate consideration of $500,000 and an opinion regarding the fairness of such transaction from an outside firm when such a transaction exceeds an aggregate consideration of $2.5 million.
Under the agreement governing our existing credit facility, we are only permitted to enter into new transactions with a related party if such transaction is entered into in the ordinary course of business and on an arm-length basis on terms no less favorable than those obtainable form a third-party, subject to certain exceptions, including exceptions for compensation relationships.
The Board, including all of the disinterested members thereof, has unanimously approved or ratified the abovementioned transactions. Under the bylaws of FES Ltd, a director who is interested in a contract or proposed contract must declare the nature of his or her interest in such contract. When this interest is declared, unless disqualified by the chairman of the relevant Board meeting, such director may vote and be counted for the purpose of determining quorum in respect of the contract or proposed contract in which such director has an interest, provided that the transaction is approved by a majority of the disinterested members of the Board.
Additionally, the Company has a written Employee Code of Business Conduct and Ethics that requires that an employee obtain written approval of the President or the Chief Executive Officer prior to doing business on behalf of the Company with a member of that employee’s family. As certain of the transactions described above involved the President and Chief Executive Officer, the Board of Directors of the Company, including the disinterested members thereof, in conformance with the Company’s informal policy regarding significant related party transactions, took the step of unanimously ratifying and approving the such transactions. Neither the Company’s informal policy regarding significant related party transactions nor its employee code of conduct has formal standards outlining the procedures or scope of review and approval of such related party transactions.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and NASDAQ. Officers, directors and greater than 10% shareholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the 2012 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements, except Travis H. Burris filed a Form 4 late with respect to the purchase of shares by his son on February 28, 2012 and Charles C. Forbes, Jr. filed a Form 4 late with respect to the purchase of shares on November 19, 2012.

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.
In keeping with its responsibilities, the audit committee has met and held discussions with management, the independent auditors and the separate accounting consultants engaged to ascertain compliance with Section 404 of the Sarbanes-Oxley Act and to perform the internal audit function. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, both with and without management present. In addition, the audit committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the Audit Committee has received written disclosures and the letter from our independent registered public accounting firm required by PCAOB Rule 3526, and has discussed with the independent registered public accounting firm matters pertaining to their independence. The audit committee has discussed with the independent auditors all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.
Based on the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent auditors, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission. The audit committee reappointed BDO USA, LLP as independent registered public accounting firm for the 2013 fiscal year, subject to shareholder ratification.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

William W. Sherrill (Chair) Travis H. Burris Dale W. Bossert Ted A. Izatt

April 29, 2013

Other Matters
Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the 2013 Annual Meeting of Shareholders. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board of Directors.
Our 2012 Annual Report to Shareholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.
Shareholders may also obtain a copy of our 2012 Annual Report to Shareholders or the Company’s Annual Report on Form 10-K most recently filed with the Commission without charge by writing to the Assistant Secretary of the Company at 3000 South Business Highway 281, Alice, Texas 78332. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.forbesenergyservices.com.

By Order of the Board of Directors,

/s/ L. Melvin Cooper
L. Melvin Cooper Assistant Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

FORBES ENERGY SERVICES LTD. 3000 SOUTH BUSINESS HIGHWAY 281 ALICE, TX 78332 ATTN: L. MELVIN COOPER	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1. Election of Directors Nominees:

01 Dale W. Bossert	02 Travis H. Burris	03 John E. Crisp

04 Charles C. Forbes, Jr.	05 Janet L. Forbes	06 Ted A. Izatt

07 William W. Sherrill

The Board of Directors recommends you vote FOR proposals 2.						For	Against	Abstain

2. Ratification of Selection of Auditors - To ratify the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2012.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

FORBES ENERGY SERVICES LTD.
ANNUAL MEETING OF STOCKHOLDERS
JULY 9, 2013
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The stockholder hereby appoint(s) John E. Crisp and L. Melvin Cooper, or any of them, as proxies, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Forbes Energy Services Ltd. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Central Time on July 9, 2013, at the Hyatt Regency Houston located at 1200 Louisiana Street, Houston, Texas 77002 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED REPLY ENVELOPE.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side